                                                                   EXHIBIT 10.19

                           SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 5th day of March, 2004, but effective as of January 1, 2004 (the "Agreement"), is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation, (the "Corporation"), and ERIN C. IBELE (the "Executive").

                  WHEREAS, the Corporation and the Executive entered into an Employment Agreement, effective as of January 1, 1997;

                  WHEREAS, the Corporation and the Executive entered into an Amended and Restated Employment Agreement, effective as of January 1, 2000;

                  WHEREAS, the Compensation Committee of the Corporation's Board of Directors has approved certain modifications to the terms of such Amended and Restated Employment Agreement; and

                  WHEREAS, the Corporation wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Corporation for such period upon the terms and conditions set forth in this Agreement.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

         1.       EMPLOYMENT

                  The Corporation hereby agrees to employ the Executive as the Corporation's Vice President and Corporate Secretary, upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment and to serve in such positions, and to perform the duties and functions customarily performed by the Vice President and Corporate Secretary of a publicly traded corporation during the term of this Agreement. In such capacity, the Executive shall report only to the Corporation's Chief Executive Officer ("CEO"), and shall have the powers and responsibilities set forth in
Article IV of the Corporation's By-Laws as well as such additional powers and responsibilities consistent with her position as the CEO may assign to her.

                  Throughout the term of this Agreement, the Executive shall devote her best efforts and all of her business time and services to the business and affairs of the Corporation.

         2.       TERM OF AGREEMENT

                  The current term of employment under this Agreement shall expire on January 31, 2005. Upon the expiration of such term, the term of employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms, unless either party shall give at least six (6) months advance written notice to the other of her or its intention that this Agreement shall terminate upon the expiration of the current term or the then current renewal term, as the case may be.

                  Notwithstanding the foregoing, the Corporation shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 5 below, if the Executive
(i) becomes disabled as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates her employment before the current term of this Agreement expires, as described in Section 5(d).

         3.       SALARY AND BONUS

                  The Executive shall receive a base salary during the term of this Agreement at a rate of not less than $128,418 per annum for 2004, and at a rate of not less than $128,418 per annum for subsequent years, payable in substantially equal semi-monthly installments. The Compensation Committee of the Board shall consult with the CEO and review the Executive's base salary at annual intervals, and may adjust the Executive's annual base salary from time to time as the Committee deems to be appropriate.

                  The Executive shall also be eligible to receive a bonus from the Corporation each year during the term of this Agreement, with the actual amount of such bonus to be determined by the Compensation Committee of the Corporation's Board, using such performance measures as the Committee deems to be appropriate.

         4.       ADDITIONAL COMPENSATION AND BENEFITS

                  The Executive shall receive the following additional compensation and welfare and fringe benefits:

                  (a) Stock Options and Other Long-Term Incentives. The Executive has been granted incentive stock options, nonstatutory stock options, and shares of restricted stock pursuant to the terms of the Corporation's 1995 Stock Incentive Plan. During the remaining term of the Agreement, any additional stock options, restricted stock or other awards under the 1995 Stock Incentive Plan shall be at the discretion of the Compensation Committee of the Corporation's Board.

                  (b) Health Insurance. The Corporation shall provide the Executive and her dependents with health insurance, life insurance and disability coverage on terms no less favorable than that from time to time made available to other key employees.

                  (c) Vacation. The Executive shall be entitled to up to three (3) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

                  (d) Business Expenses. The Corporation shall reimburse the Executive for all reasonable expenses she incurs in promoting the Corporation's business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.

                  In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Corporation as are applicable generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Corporation as are generally applicable to other key employees, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive.

         5.       PAYMENTS UPON TERMINATION

                  (a) Involuntary Termination. If the Executive's employment is terminated by the Corporation during the term of this Agreement, the Executive shall be entitled to receive her base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the termination date. The Executive shall also receive any nonforfeitable benefits payable to her under the terms of any deferred compensation, incentive or other benefit plan maintained by the Corporation, payable in accordance with the terms of the applicable plan.

                  If the termination is not a termination for Cause, as described in paragraph (c), a voluntary termination by the Executive as described in paragraph (d), or a result of the Executive's death or disability, then the Corporation shall also be obligated to make a series of monthly severance payments to the Executive for each month during the remaining term of this Agreement, but not less than twelve (12) months. Each monthly payment shall be equal to one-twelfth (1/12th) of the sum of (i) the Executive's annual base salary, as in effect on the date of termination, and (ii) the greater of (A) the annual bonus paid to the Executive for the last fiscal year preceding the termination date or (B) a minimum bonus equal to thirty percent (30%) of her annual base salary. If the Executive obtains a replacement position with any new employer (including a position as an officer, employee, consultant, or agent, or self-employment as a partner or sole proprietor), the payments shall be reduced by all amounts the Executive receives as compensation for services performed during such period. The Executive shall be under no duty to mitigate the amounts owed to her under this paragraph (a) by seeking such a replacement position.

                  In addition, if the termination is not a termination for Cause as described in paragraph (c), a voluntary termination by the Executive as described in paragraph (d), or a result of the Executive's death or disability, then:

                  (i) Any stock options, restricted stock or other awards granted to the Executive under the Corporation's 1995 Stock Incentive Plan shall become fully vested and, in the case of stock options, exercisable in full;

                  (ii) The Executive shall be provided continued coverage at the Corporation's expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of her termination for the remaining term of the Agreement (but not less than six (6) months), or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer; and

                  (iii) The Executive may elect, by delivering written notice to the Corporation within thirty (30) days following such termination of her employment, to receive from the Corporation a lump sum severance payment in lieu of the monthly severance payments described in the preceding paragraph in an amount equal to the present value of such payments. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) for the date the election is received by the Corporation. The Corporation shall deliver the payment to the Executive, in the form of a bank cashier's check, within ten (10) business days following the date on which the Corporation receives written notice of the Executive's election.

                  (b) Disability. The Corporation shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to her duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of her duties and is likely to continue for an indefinite period. Upon such termination, the Executive shall be entitled to receive her base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the termination date. In addition, the Corporation shall make a series of monthly disability payments to Executive, each equal to one-twelfth (1/12th) of the sum of (i) her annual base salary, as in effect at the time Executive became permanently disabled, and (ii) the greater of (A) the annual bonus paid to the Executive for the last fiscal year preceding the date of disability or (B) a minimum bonus equal to thirty percent (30%) of the Executive's annual base salary. Payment of such disability benefit shall commence with the month following the date of the termination by reason of permanent disability and continue each month for the remaining current term of this Agreement (but not less than twelve (12) months), but shall terminate at an earlier date if the Executive returns to active employment, either with the Corporation or otherwise. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Corporation.

                  (c) Termination for Cause. If the Executive's employment is terminated by the Corporation for Cause, the amount the Executive shall be entitled to receive from the Corporation shall be limited to her base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to the fiscal year of the Corporation most recently ended, and any nonforfeitable benefits payable to the Executive under the terms of deferred compensation, incentive or other benefit plans maintained by the Corporation.

                  For purposes of this Agreement, the term "Cause" shall be limited to (i) action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9 and 10 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of her duties hereunder or involving moral turpitude; or (iv) the intentional and willful failure by the Executive to substantially perform her duties hereunder as directed by the Corporation's CEO (other than any such failure resulting from the Executive's incapacity due to physical or mental disability) after a demand for substantial performance is made on the Executive by the Board of Directors.

                  (d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates her employment before the end of the current term of this Agreement (other than in connection with a Change in Corporate Control, as described in Section 6), the amount the Executive shall be entitled to receive from the Corporation shall be limited to her base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to any fiscal years or other periods preceding the termination date, and any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans of the Corporation.

                  For purposes of this paragraph, a resignation by the Executive shall not be deemed to be voluntary if the Executive is (1) assigned to a position other than the Vice President or Corporate Secretary of the Corporation (other than for Cause or by reason of permanent disability), (2) assigned duties materially inconsistent with such position, or (3) directed to report to anyone other than the Corporation's CEO.

         6.       EFFECT OF CHANGE IN CORPORATE CONTROL

                  (a) In the event of a Change in Corporate Control, the vesting of any stock options, restricted stock or other awards granted to the Executive under the terms of the Corporation's 1995 Stock Incentive Plan shall be accelerated (to the extent permitted by the terms of such Plan) and such awards shall become immediately vested in full and, in the case of stock options, exercisable in full.

                  (b) If, at any time during the period of twelve (12) consecutive months following the occurrence of a Change in Corporate Control, and during the term of this Agreement, the Executive is involuntarily terminated (other than for Cause) or elects to voluntarily resign her employment, the Executive shall be entitled to receive monthly severance payments for twenty-four months (24) months. Each monthly payment shall be equal to one-twelfth (1/12th) of the sum of (i) the Executive's annual base salary, as in effect at the time of the Change in Corporate Control, and (ii) the greater of
(A) the annual bonus paid to the Executive for the last fiscal year of the Corporation ending prior to the Change in Corporate Control or (B) a minimum bonus equal to thirty percent (30%) of her annual base salary.

                  (c) If the Executive is involuntarily terminated (other than for Cause) or elects to voluntarily resign her employment within twelve
(12) months after a Change in Corporate Control, she may elect, by delivering written notice to the Corporation within thirty (30) days following such termination of her employment, to receive from the Corporation a lump sum severance payment in lieu of the monthly payments described in the preceding paragraph. The amount of this payment shall be equal to the present value of the monthly payments described in the preceding paragraph. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) for the date the election is received by the Corporation. The Corporation shall deliver the payment to the Executive, in the form of a bank cashier's check, within ten (10) business days following the date on which the Corporation receives written notice of the Executive's election.

                  In addition, if the Executive is involuntarily terminated (other than for Cause) or elects to voluntarily resign her employment within twelve (12) months after a Change in Corporate Control, she shall be entitled to continued coverage at the Corporation's expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of her termination, which coverage shall be continued until the expiration of the current term of the Agreement (but not less than six (6) months) or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer.

                  (d) For purposes of this Agreement, a "Change in Corporate Control" shall include any of the following events:

         (1) The acquisition in one or more transactions of more than twenty percent (20%) of the Corporation's outstanding Common Stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);

         (2) Any transfer or sale of substantially all of the assets of the Corporation, or any merger or consolidation of the Corporation into or with another corporation in which the Corporation is not the surviving entity;

         (3) Any election of persons to the Board of Directors which causes a majority of the Board of Directors to consist of persons other than "Continuing Directors". For this purpose, those persons who were members of the Board of Directors on May 1, 1995, shall be "Continuing Directors". Any person who is nominated for election as a member of the Board after May 1, 1995, shall also be considered a "Continuing Director" for this purpose if, and only if, his or her nomination for election to the Board of Directors is approved or recommended by a majority of the members of the Board (or of the relevant Nominating Committee) and at least five (5) members of the Board are themselves Continuing Directors at the time of such nomination; or

         (4) Any person, or group of persons, announces a tender offer for at least twenty percent (20%) of the Corporation's Common Stock, and the Board of Directors appoints a special committee of the Board to consider the Corporation's response to such tender offer.

                  (e) Notwithstanding anything else in this Agreement, if any payment, accelerated vesting or other benefit provided by the Corporation to the Executive in connection with a Change in Corporate Control, whether paid or payable pursuant to the terms of this Agreement or otherwise (a "Parachute Payment") is determined to be a parachute payment subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (such excise tax, together with any interest and penalties incurred by the Executive with respect to such excise tax, are referred to as the "Excise Tax"), the Corporation shall make an additional payment (the

"Gross-Up Payment") to the Executive in an amount such that the net amount of the Gross-Up Payment the Executive retains, after payment by the Executive of all taxes imposed upon the Gross-Up Payment, including, without limitation, the Excise Tax and any federal, state or local income taxes (and any interest and penalties imposed with respect thereto) on the Gross-Up Payment, will be equal to the Excise Tax liability imposed upon the Executive with respect to all Parachute Payments (other than the Gross-Up Payment).

         7.       DEATH

                  If the Executive dies during the term of this Agreement, the Corporation shall pay to the Executive's estate a lump sum payment equal to the sum of the Executive's base salary accrued through the date of death, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the date of death. In addition, the Corporation shall pay to the Executive's surviving spouse (or such other beneficiary as the Executive may designate in writing) a lump sum payment equal to the present value of a series of monthly payments for each month during the remaining term of the Agreement (but not less than twelve (12) months), each in an amount equal to one-twelfth (1/12th) of the sum of (i) the Executive's annual base salary, as in effect on the date of death, and (ii) the greater of (A) the annual bonus paid to the Executive for the last fiscal year preceding the date of death or (B) a minimum bonus equal to thirty percent (30%) of the Executive's annual base salary. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) for the date of death. In addition, the death benefits payable by reason of the Executive's death under any retirement, deferred compensation, life insurance or other employee benefit plan maintained by the Corporation shall be paid to the beneficiary designated by the Executive, and the stock options, restricted stock or other awards held by the Executive under the Corporation's stock plans shall become fully vested, and, in the case of stock options, exercisable in full, in accordance with the terms of the applicable plan or plans.

         8.       WITHHOLDING

                  The Corporation shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

         9.       PROTECTION OF CONFIDENTIAL INFORMATION

                  The Executive agrees that she will keep all confidential and proprietary information of the Corporation or relating to its business confidential, and that she will not (except with the Corporation's prior written consent), while in the employ of the Corporation or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of her duties hereunder, and then only to those with a "need to know." The Executive shall not make use of any such confidential information for her own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Corporation) under any circumstances during or after the term of her employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Corporation or is otherwise in the public domain at the time of disclosure.

                  The Executive recognizes that because her work for the Corporation may bring her into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 9 are required for the reasonable protection of the Corporation and its investments and for the Corporation's reliance on and confidence in the Executive.

         10.      COVENANT NOT TO COMPETE

                  The Executive hereby agrees that she will not, either during the employment term or during the period of one (1) year from the time the Executive's employment under this Agreement is terminated by her voluntarily, by the Corporation for Cause, or because the Executive chooses not to extend the term of this Agreement, engage in any business activities on behalf of any enterprise which competes with the Corporation in the business of the passive ownership of health care facilities, or passive investing in or lending to health care-related enterprises. The Executive will be deemed to be engaged in such competitive business activities if she participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

                  The Executive agrees that she shall not, for a period of one year from the time her employment under this Agreement ceases (for whatever reason), or, if later, during any period in which she is receiving monthly severance payments under Section 5 or Section 6 of this Agreement, solicit any employee or full-time consultant of the Corporation for the purposes of hiring or retaining such employee or consultant. For this purpose, the Executive shall be considered to be receiving monthly severance payments under Section 5 or
Section 6 of this Agreement during any period for which she would have received such severance payments had she not elected to receive a lump sum severance payment or had such payments not been offset by compensation received from a successor employer.

         11.      INJUNCTIVE RELIEF

                  The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Corporation's right to claim and recover damages.

                  It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

         12.      NOTICES

                  All notices or communications hereunder shall be in writing and sent certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

         IF TO THE CORPORATION:

         Health Care REIT, Inc.
         One SeaGate, Suite 1500
         Toledo, OH 43604
         Attention: Chief Executive Officer

         IF TO THE EXECUTIVE:

         Erin C. Ibele
         5347 Fox Run
         Toledo, OH 43623

The actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

         13.      SEPARABILITY

                  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         14.      ASSIGNMENT

                  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

         15.      ENTIRE AGREEMENT

                  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

         16.      GOVERNING LAW

                  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Ohio, other than the conflict of laws provisions of such laws.

                  IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set her hand, as of the day and year first above written.

ATTEST:                              HEALTH CARE REIT, INC.

/s/ Raymond W. Braun                 By /s/ George L. Chapman
------------------------------          -------------------------
President and                                 Chief Executive Officer
Chief Financial Officer

WITNESS:                             EXECUTIVE:

/s/ Rita J. Rogge                    /s/ Erin C. Ibele
------------------------------       --------------------------------
                                               Erin C. Ibele